Exhibit 99.1

ConocoPhillips Reports Second-Quarter Earnings of $1.3 Billion or $0.87 Per Share

HOUSTON--(BUSINESS WIRE)--July 29, 2009--ConocoPhillips (NYSE:COP):

Earnings at a glance

	Second Quarter		Six Months
	2009	2008	2009	2008
Net income attributable to ConocoPhillips (earnings)	$1,298 million	5,439 million	$2,138 million	9,578 million
Diluted earnings per share	$ 0.87	3.50	$ 1.43	6.11
Revenues	$ 35.4 billion	71.4 billion	$ 66.2 billion	126.3 billion

ConocoPhillips (NYSE:COP) today reported second-quarter earnings of $1,298 million, or $0.87 per share. This compared with earnings of $5,439 million, or $3.50 per share, for the same quarter in 2008. Revenues were $35.4 billion, versus $71.4 billion a year ago.

“Although we experienced significantly lower commodity prices and margins than in the second quarter of last year, we delivered solid operational results during the quarter,” said Jim Mulva, chairman and chief executive officer. “E&P production was up 7 percent, and we realized cost reductions due to market forces and other improvements. During the second quarter, total production, including our share of LUKOIL, was 2.3 million BOE per day and our worldwide refining crude oil capacity utilization rate was 88 percent.”

The company generated $2.6 billion in cash from operations during the quarter, funded a $2.9 billion capital program and paid $0.7 billion in dividends. As of June 30, 2009, debt was $30.4 billion, with a debt-to-capital ratio of 34 percent and a cash balance of $0.9 billion.

The results for ConocoPhillips’ business segments follow.

Exploration and Production (E&P)

Second-quarter financial results: The E&P segment reported second-quarter earnings of $725 million, compared with $3,999 million in the second quarter of 2008. The decrease was primarily due to the impact of significantly lower commodity prices, partially offset by higher volumes and lower operating costs. In addition, second-quarter 2009 included a noncash after-tax impairment of $51 million related to the expropriation of our assets in Ecuador, as well as an after-tax charge of $37 million for costs associated with platform damage suffered at the company’s Ekofisk field in the North Sea.

Daily production from the E&P segment, including Canadian Syncrude, averaged 1.87 million barrels of oil equivalent (BOE) per day, 122,000 BOE per day higher than the second quarter of 2008. The increase was mainly due to new developments in the United Kingdom, Russia, Canada, Norway, China and Vietnam, which more than offset the impact of base field declines. Production also increased due to the impacts of royalties and production sharing contracts, as well as improved well performance and less unplanned downtime.

Six-month financial results: E&P earnings for the first six months of 2009 were $1,425 million, compared with earnings of $6,886 million during the first six months of 2008. The decrease was primarily due to the impact of significantly lower commodity prices, partially offset by higher volumes and lower operating costs.

Midstream

Second-quarter financial results: The Midstream segment had second-quarter earnings of $31 million, compared with $162 million in the second quarter of 2008, primarily due to lower realized prices and volumes.

Six-month financial results: Midstream earnings for the first six months of 2009 were $154 million, compared with earnings of $299 million in the corresponding period of 2008. The decrease was primarily due to lower realized prices, partially offset by the first-quarter 2009 $88 million after-tax gain on shares previously issued by a subsidiary of DCP Midstream.

Refining and Marketing (R&M)

Second-quarter financial results: The R&M segment reported a second-quarter loss of $52 million, compared with earnings of $664 million in the second quarter of 2008.

The decrease in earnings was primarily due to lower worldwide realized refining margins and volumes, partially offset by lower operating expenses. Worldwide realized refining margins were lower primarily due to the significant decrease in distillate margins and the narrowing of light-heavy crude differentials, partially offset by the impact of lower crude oil prices on secondary product margins. In addition, second-quarter 2009 included a noncash after-tax impairment of $72 million primarily related to segment goodwill allocated to the planned sale of the company’s investment in the Keystone Pipeline.

The domestic refining crude oil capacity utilization rate for the second quarter was 93 percent, compared with 94 percent in the second quarter of 2008. The international crude oil capacity utilization rate was 72 percent, down from 88 percent in the second quarter of 2008, reflecting turnaround activity in Europe, and run reductions at the Wilhelmshaven, Germany, refinery due to market impacts.

Worldwide, R&M’s refining crude oil capacity utilization rate was 88 percent, down from 93 percent in the second quarter of 2008. Before-tax turnaround costs were $121 million in the second quarter of 2009, down from $170 million in the second quarter of 2008.

Six-month financial results: R&M earnings for the first six months of 2009 were $153 million, compared with earnings of $1,184 million in the six-month period of 2008. The decrease was primarily due to lower worldwide realized refining margins and volumes, as well as a lower net benefit from asset rationalization efforts, partially offset by lower operating expenses.

LUKOIL Investment

Second-quarter financial results: The LUKOIL Investment segment had earnings of $682 million in the second quarter, compared with $774 million in the second quarter of 2008. The second-quarter 2009 results include ConocoPhillips’ estimated equity share of OAO LUKOIL’s income based on market indicators, LUKOIL’s publicly available operating results, and other publicly available information.

Second-quarter 2009 earnings were lower than second-quarter 2008 earnings primarily due to lower estimated realized prices, partially offset by lower estimated taxes and higher estimated volumes. In addition, second-quarter 2009 included a $192 million positive alignment of first-quarter estimated net income to LUKOIL’s reported results, compared with a $120 million negative alignment in the same period of last year.

For the second quarter of 2009, ConocoPhillips estimated its equity share of LUKOIL production was 442,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 281,000 barrels per day.

Six-month financial results: Earnings for the first six months of 2009 were $730 million, compared with earnings of $1,484 million in the first six months of 2008. The decrease was primarily due to lower estimated realized prices, partially offset by lower estimated taxes and a net $328 million positive impact from the alignment of estimated net income to LUKOIL’s reported results.

Chemicals

Second-quarter financial results: The Chemicals segment reported second-quarter earnings of $67 million, compared with $18 million in the second quarter of 2008. The increase from the second quarter of 2008 was primarily due to lower operating costs, partially offset by lower margins.

Six-month financial results: Earnings for the first six months of 2009 were $90 million, compared with earnings of $70 million in the corresponding period of 2008. The increase was due to lower operating costs, partially offset by lower margins.

Emerging Businesses

The Emerging Businesses segment’s second-quarter earnings were $2 million, down from $8 million in the second quarter of 2008.

Corporate and Other

Second-quarter Corporate expenses were $157 million after-tax, compared with $186 million in the second quarter of 2008, primarily due to higher foreign exchange gains and lower corporate costs, partially offset by higher net interest expense.

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/investor/financial_reports/earnings_reports/index.htm.

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 30,000 employees, $150 billion of assets, and $132 billion of annualized revenues as of June 30, 2009. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ConocoPhillips
Anna Kaplan, 281-293-3992 (media)
or
Diana Santos, 281-293-1674 (investors)